Exhibit 10.7
THIRD AMENDMENT TO THE
AMENDMENT AND RESTATEMENT OF THE
EQUITY INCENTIVE PLAN OF
MANOR CARE, INC.
     WHEREAS, Manor Care, Inc. (“Company”) has adopted the Amendment and Restatement of the Equity Incentive Plan of Manor Care, Inc. (“Plan”) for the benefit of key employees, directors and consultants;
     WHEREAS, pursuant to Section 11.2, the Compensation Committee of the Board of Directors (the “Committee”) has the authority to amend the Plan; and
     WHEREAS, at a meeting on January 30, 2007, the Committee approved the following amendments to the Plan.
     NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended, effective as of January 30, 2007 as follows:
     1. Section 1.15 of the Plan is amended to read in its entirety as follows:
     “1.15. “Fair Market Value” of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, on such date, or if shares were not traded on such date, then on the next preceding date on which a trade occurred, or (b) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on such date as reported by Nasdaq or such successor quotation system, or (c) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Administrator acting in good faith.”
     IN WITNESS WHEREOF, the Company has caused this amendment to the Plan to be executed by its duly authorized officer as of January 30, 2007.

MANOR CARE, INC.

/s/ Richard A. Parr II

Richard A. Parr II, Secretary